                                                                   Exhibit 12.01

CIITCORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                             YEAR ENDED DECEMBER 31,

EXCLUDING INTEREST ON DEPOSITS:                     2000     1999     1998     1997     1996
-------------------------------                     ----     ----     ----     ----     ----

FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS) ..................    8,722    7,795    7,308    6,776    6,325
     INTEREST FACTOR IN RENT EXPENSE ...........      283      235      213      189      176
                                                   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES ....................    9,005    8,030    7,521    6,965    6,501
                                                   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   12,876   10,496    6,732    7,664    7,734
     FIXED CHARGES .............................    9,005    8,030    7,521    6,965    6,501
                                                   ------   ------   ------   ------   ------

        TOTAL INCOME ...........................   21,881   18,526   14,253   14,629   14,235
                                                   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS ............     2.43     2.31     1.90     2.10     2.19
                                                   ======   ======   ======   ======   ======


INCLUDING INTEREST ON DEPOSITS:
-------------------------------


FIXED CHARGES:
     INTEREST EXPENSE ..........................   22,045   18,606   18,868   16,430   15,341
     INTEREST FACTOR IN RENT EXPENSE ...........      283      235      213      189      176
                                                   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES ....................   22,328   18,841   19,081   16,619   15,517
                                                   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   12,876   10,496    6,732    7,664    7,734
     FIXED CHARGES .............................   22,328   18,841   19,081   16,619   15,517
                                                   ------   ------   ------   ------   ------

        TOTAL INCOME ...........................   35,204   29,337   25,813   24,283   23,251
                                                   ======   ======   ======   ======   ======


RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS ............     1.58     1.56     1.35     1.46     1.50
                                                   ======   ======   ======   ======   ======



Note: On November 30, 2000, Citigroup Inc. completed its acquisition of
      Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests. Subsequent to the acquisition, Associates was contributed to and became a wholly owned subsidiary of Citicorp and Citicorp issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates and Associates Corporation of North America (ACONA), a subsidiary of Associates.